As filed with the Securities and Exchange Commission on April 6, 1998

                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549


                                    FORM 8-K

                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


         Date of Report (Date of Earliest Event Reported) March 20, 1998


                                  CAPITAL TRUST
                                  -------------
             (Exact name of registrant as specified in its charter)


California                         1-8063                             94-6181186
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(State or other                    (Commission               (I.R.S. Employer
jurisdiction of                    File Number)              Identification No.)
incorporation)


605 Third Avenue, 26th Floor
New York, New York                                                         10016
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(Address of principal executive offices)                              (Zip Code)


                                    (212) 655-0220
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              (Registrant's telephone number, including area code)


--------------------------------------------------------------------------------
          (Former name or former address, if changed since last report)








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ITEM 2.           Acquisition or Disposition of Assets

         On March 20, 1998, the Registrant originated and funded in part a $50.0 million subordinate acquisition loan (the "Acquisition Loan") to MSDW 140 Broadway, L.L.C. (the "Borrower"). At closing, the Registrant advanced approximately $37.6 million.

         The Acquisition Loan is secured by, among other things, a pledge of the ownership interests in the entity that owns the office building located at 140 Broadway, New York, NY (the "Property"). The Property, which was built in 1967, is a 52-story office building located in downtown Manhattan containing approximately 1.2 million square feet.

         Proceeds from the funded portion of the Acquisition Loan, in conjunction with the proceeds from a concurrent senior loan, were used primarily to acquire the Property and to establish an interest reserve; additional funds may be borrowed under the Acquisition Loan for approved costs incurred in conjunction with leases executed in accordance with pre-determined guidelines and base building improvement work pursuant to an approved budget.

         The Acquisition Loan was funded with a combination of existing cash (25%) and financing (75%) under the Registrant's existing credit facility. The Acquisition Loan has a term of three years and may be extended by the Borrower, subject to certain terms and conditions, for an additional year. The Acquisition Loan is non-amortizing and bears interest at a specified rate above LIBOR.



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                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                       CAPITAL TRUST
                                        (Registrant)


Date: April 6, 1998                    By: /s/ Edward L. Shugrue III
                                           -------------------------------
                                       Name:   Edward L. Shugrue III
                                       Title:  Chief Financial Officer



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